MICROBOT MEDICAL
Employment Agreement

The Agreement is entered into as of December 5, 2016, by and between Microbot Medical Ltd. an Israeli company number 514519412 (the “Employer” or “Company”) and Hezi Himelfarb, Israeli ID No. [____________] of [________]  Israel (the “Employee”).

Whereas, the Employer desires to employ the Employee in the position of Chief Operating Officer and General Manager (the “Position”) and the Employee desires to enter into such employment, on the terms and conditions hereinafter set forth.

Now, therefore the parties agree as follows:

1.	Employment

(a)              The Employee shall be employed by the Employer in the Position commencing as of December 5, 2016 (the “Commencement Date”). In his capacity in the Position, the Employee shall report directly to the Chief Executive Officer and/or President (either of which, the “Supervisor”).

The Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Supervisor or the Board of Directors of the US Parent or the Company, and as customarily performed, undertaken and exercised by persons situated in a similar capacity.  The Employee's employment may require travel outside Israel and the Employee agrees to such travel as may be necessary in order to fulfill his duties hereunder. In case of long haul flights over 8 hours, the Employee will be entitled to fly in Business Class.

(b)              During the course of his employment with the Employer, the Employee shall honestly, diligently, skillfully and faithfully serve the Employer. Within the context of the Employee’s engagement to the Employer, the Employee undertakes to devote all his efforts and the best of his qualifications and skills to promoting the business and affairs of the Employer, and further undertakes to loyally and fully comply with the decisions of the Board of Directors of the Employer (the “Board”). The Employee shall act at all times in a manner suitable to his position and status in the Employer.

(c)              The Employee undertakes to promptly notify the Employer regarding any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interest with his position in the Employer.

(d)              Excluding periods of vacation, military reserve duty and sick leave to which the Employee is entitled, the Employee agrees to devote total attention and full time to the business and affairs of the Employer as required to discharge the responsibilities assigned to the Employee hereunder.

(e)           The Employee agrees to devote total attention and full time to the business and affairs of the Employer as required to fulfill the responsibilities assigned to the Employee hereunder. Other than as set forth in Schedule C hereto, during the term of the Agreement the Employee shall not be engaged in any other employment nor directly or indirectly engage in any other business activities in any capacity for any other person, firm or company for consideration, without the express prior written consent of the Employer. In addition, the Employee understand that any such engagements are unrelated to his work with the Employer, and the Employee undertakes that he will not represent himself as an employee of the Employer in connection with any of the engagements that are listed in Schedule C.

(f)           The Employee shall be employed on a full-time basis, and the Employee's duties may require the Employee to work during nights, days of rest and holidays. The Employee acknowledges that the Employee's position is a senior management position in the Employer which requires a special degree of personal trust, as defined in the Working Hours and Rest Law 5711 – 1951 (the “Working Hours and Rest Law”). Therefore, the Employee shall not be granted any other compensation or payment other than expressly specified herein. The Employee acknowledges that Employee may be required to work “overtime” or during “weekly rest hours” without being entitled to “overtime compensation” or “weekly rest hour compensation” (as these terms are defined in the Working Hours and Rest Law), and Employee undertakes to comply with such requirements of the Employer, to the extent reasonably possible. The Employee acknowledges that the compensation to which Employee is entitled pursuant to the Agreement constitutes adequate compensation for Employee work during ”overtime” or ”weekly rest hours”.

(g)              The Employee hereby represents and undertakes to the Employer all of the following:

(i)             There are no other undertakings or agreements preventing the Employee from making the commitments described herein and performing his obligations under the Agreement.

(ii)             To the best of the Employee’s knowledge, the Employee is not currently, nor will by entering into the agreement be deemed to be, in breach of any of the Employee’s obligations towards any former employer, including without limitation, any non-competition or confidentiality undertakings.

(iii)             In carrying out the Employee’s duties under the agreement, the Employee shall not make any representations or make any commitments on behalf of the Employer, except as authorized so to do.

2.         Salary

(a)           Without derogating from Section 1(a) above, the Employer shall pay to the Employee during the term of the Agreement a gross salary of NIS 64,000 (Sixty Four Thousand New Israeli Shekels) per month (the “Salary”).

(b)           The Salary will be paid no later than the 9th day of each month, one month in arrears, after deduction of any and all taxes and charges applicable to Employee as may be in effect or which may hereafter be enacted or required by law. Employee shall notify the Employer of any change that may affect Employee’s tax liability by annually filling out an appropriate tax form (106 form).

(c) Annual review and salary increase will be determined by the Board from time to time but without imposing on the company to grant the Employee such benefits.

3.	Employee Benefits

(a)              Without derogating from Section 1(a) above, the Employee shall be entitled to the following benefits:

(i)             Pension Plan; Manager’s Insurance.  The Employer will pay to (unless agreed otherwise by the parties) an insurance company or a pension fund, subject to the Employee’s decision, for the Employee, an amount equal to 8.33% of the Salary, which shall be allocated to a fund for severance pay, and an additional amount equal to 6.25% of the Salary (and 6.5% as of January 1, 2017), which shall be allocated to a provident fund or pension plan. In addition, the Employer will deduct from the Salary an amount equal to 5.75% of the Employee’s  Salary (and 6% as of January 1, 2017), which shall constitute the Employee's contribution to the insurance premium for the provident fund or pension plan.  In case the Employee chooses to allocate his pension payments to an insurance policy (and not a pension fund), and if an allocation of 1.25% (from the above 6.25% allocated by the Employer to the pension savings component) shall not be sufficient for disability insurance to insure Employee for up to 75% of the Salary, the Employer will also contribute up to 1.25% of the Salary for disability insurance, provided that such insurance cost will not exceed 2.5% of the Salary, so that Company’s provident contributions shall be no less than 5%, and together- no more than 7.5%. The Employee agrees that the percentages set forth are subject to adjustment in order to comply with applicable law as amended from time to time. The Employee may choose to get the Employer payments into a mixture of insurance company and pension fund(s) in the amounts indicated above, provided that the payment for disability insurance will cover either 75% of the salary or up to the maximum payment allowed for the pension saving component and additional 2.5% for the disability insurance.

(ii)             Upon any increase of the Employee's monthly salary, the Company shall deposit in the insurance company or the pension fund any amounts necessary to adjust the allocation for severance (8.33%) to reflect severance pay computation on a 'last salary basis'.

The Employee hereby agrees and acknowledges that all of the payments that the Employer shall make to the abovementioned manager’s insurance policy shall be instead of any severance pay to which the Employee or Employee’s successors shall be entitled to receive from the Employer with respect to the salary from which these payments were made and the period during which they were made (the “Termination Salary”), in accordance with Section 14 of the Severance Pay Law 5723-1963 (the “Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, published in the Official Publications Gazette No. 4659 on June 30, 1998, attached hereto as Schedule B.

(iii)             Educational Fund (“Keren Herhtalmut”).  The Employer will contribute to a recognized educational fund an amount equal to 7.5% of each monthly payment of the full Salary and will deduct from each monthly payment and contribute to such education fund an additional amount equal to 2.5% of each such month’s payment.

(iv)             Motor Vehicle.                                   Employee shall be entitled to participate in the Employer's motor vehicle program and receive a motor vehicle from the Employer's vehicle pool (which may be equal to a Volkswagen Passat or similar), which shall be leased or rented by the Employer for use by the Employee in accordance with Employer policy, as established from time to time during the period of his employment with the Employer. The Employee shall execute the Employer's “Employee Car Agreement” prior to receiving the motor vehicle. The Company shall cause the cost of the value of the use of the Vehicle as described above, in accordance to the Income Tax Regulations not to apply to the Employee, by grossing up the salary of the employee. The benefits replaces travel expenses payments, to which the Employee shall not be entitled. It is further agreed and acknowledged by the Employee that any benefit arising to the Employee pursuant hereto shall in no way be deemed to form part of the Salary and the Employee shall have no claim against the Employer for any severance pay or any social or other employment benefits arising from or based upon such benefits.

(v)             Sick Leave.  The Employee will be entitled to sick leave as provided by law. It is hereby clarified, that to the extent the Employee is entitled to payments under the Employee’s managers insurance policy and/or disability insurance, such payments will be in lieu of the payment of sick leave payments the Employer will be entitled to pay under applicable law.

(vi)           Vacation.  The Employee shall be entitled to an annual vacation of 25 working days at full pay (based upon a full time position) such number of annual vacation days will increase by one vacation day each year the Employee is employed with the Employer up to a cap of 28 vacation days per year. A "working day" shall mean Sunday to Thursday inclusive. The dates of vacation will be coordinated between the Employee and the Employer. The Employer may require the Employee to take vacation leave in accordance with applicable law. The Employee must take at least 7 consecutive vacation days per calendar year and may accumulate up to 25 unused vacation days.  Any unused vacation days beyond the limit, as shall be calculated at the end of each calendar year, will be forfeited, subject to applicable law, unless agreed upon differently between the Employee and the Company.

(vii)             Recuperation Pay (“dme’i havra’a”). The Employee shall be entitled to recuperation pay as required by law. Starting with 8 days the first year and increasing by 1 day yearly, up to the limit (which is 10 days).

(viii)             Employee Stock Option Program. Employee shall be granted options to purchase shares of common stock of US Parent, in accordance with an equity incentive plan of US Parent then in effect, representing 3% of US Parent’s issued and outstanding shares of common stock on the date of grant, which shall be the date of closing of the Transaction. All terms of issuance, including exercise price, vesting and termination dates, shall be as determined by the US Parent’s Board of Directors, at its discretion.

(ix)             Bonus Program. Subject to the adoption by the Employer at its discretion of a bonus plan or policy, the Employee will be entitled to grants or payments under such plan as shall be determined by the Board.

(x)             To avoid doubt, no disbursements shall be made to Pension Plan and/or Managers Insurance and/or Educational Fund or any other social benefits with respect to any discretionary bonus payments, ESOP and/or any other equity incentive plans contemplated herein. Such bonus payments or other equity incentive plans shall not be deemed a portion of the Employee’s Salary for any purpose, including without limitation, when calculating the Employee’s entitlement to severance pay or other amounts payable upon termination of the Employee’s employment.

(b)         During any period of the Employee’s military reserve service, if any, the Employer shall pay the Salary and all other social benefits due to the Employee hereunder. National Insurance Institute payments in connection with such military reserve duty shall be retained by the Employer

4.         Expenses.

The Employee shall be entitled to receive prompt reimbursement of all direct expenses reasonably incurred by him in connection with the performance of his duties hereunder subject to the Employer’s expense reimbursement policy in effect from time to time, provided that written receipts are produced for the same and approved by the Employer.

5.           Term and Termination

(a)              The term of employment under the Agreement will begin as of the Commencement Date and shall continue until either party gives the other party (i) during the first two years of employment ninety (90) days prior written notice of termination of the Agreement and (ii) the third year of employment and on, one hundred and eighty (180) days prior written notice of termination of the Agreement (the “Advance Notice Period”), provided that such termination is without Cause (as defined below).

In addition, the Employer, by resolution of the Board, shall have the right to terminate the Agreement at any time by written notice with Cause (as defined below). In such event, the Agreement and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

The term “Cause” shall mean (i) Employee’s conviction of a crime of moral turpitude, (ii) a breach of the Employee’s fiduciary duties towards the Employer or its parent Employer, including theft, embezzlement, or self-dealing, (iii) engagement in competing activities, or a breach of the Employee’s confidentiality and non-disclosure obligations towards the Employer or US Parent; (iv) a material breach of the Agreement by the Employee which is not cured (if curable) within seven (7) days after receipt of written notice thereof; or (v) any other circumstances under which severance pay (or part of them) may be denied from the Employee upon termination of employment under the applicable Israeli law.

(b)              In the event that the Employer terminates the Employee’s employment at its discretion after providing advance written notice, if applicable, to the Employee under sub-section (a) above, then during such period, the Employee shall be entitled to compensation pursuant to Sections 2 and 3 hereof (or their cash equivalent).

(c)         In any event of the termination of the Agreement, and unless otherwise agreed to by the Employer, the Employee shall immediately return all Employer property, equipment, materials and documents and the Employee shall cooperate with the Employer and use the Employee’s best efforts to assist with the integration into the Employer’s organization of the person or persons who will assume the Employee’s responsibilities.  At the option of the Employer, the Employee shall during such period either continue with his duties or remain absent from the premises of the Employer.  Under no circumstances will the Employee have a lien over any property provided by or belonging to the Employer.

(d)         Notwithstanding anything contained herein to the contrary, the Employer at its sole discretion shall have the right to terminate the employment relationship with immediate effect or prior to the end of the notice period set forth in subsection (a) above and pay the Employee in lieu of advance notice or the remainder thereof, the salary and employee benefits set forth in Section 2 and Section 3 of the Agreement, all subject to and in accordance with applicable law.

6.           Confidentiality; Proprietary Rights; Non-Competition

The Employee has executed and agrees to be bound by the provisions governing confidentiality, proprietary rights and non-competition contained in Schedule A to the Agreement, which provisions will survive termination of the Agreement for any reason.

7.	Successors and Assigns

(a)              The Agreement shall be binding upon and shall inure to the benefit of the Employer, its successors and assigns.

(b)              Neither the Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. The Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

8.	Notices

For the purpose of the Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other. All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

The initial addresses of the parties for purposes of the Agreement shall be as follows:

The Employer: 5 Hamada St., 2nd Floor, Yokneam Illit 20692, Israel

The Employee: At his address in the preamble.

9.	Modification / Waiver

No provision of the Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Employer.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition of the Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in the Agreement.

10.	Governing Law

The Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

11.	Severability

In the event that any provision of the Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of the Agreement, and the application of such provision in any other circumstances, shall not be affected thereby, and the unenforceable provision enforced to the maximum extent permissible under law, or otherwise shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision.

12.	Miscellaneous

(a)           Entire Agreement.  The Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

(b)           No Other Terms.  The Agreement is a personal and specific employment agreement, which formalizes the relations between the Employer and the Employee, and which sets forth, in an exclusive and exhaustive manner, the Employee’s terms of employment by the Employer. The Employee affirms that in the framework of the Employment Agreement he is awarded preferential rights, and the parties therefore affirm that no customs, conventions, norms, agreements or other arrangements, if and when applicable, shall apply to the Employee. It is clarified that other than any equity incentives or other additional compensation approved by the Board, the Employee shall not be entitled to any payment, right and/or benefit not explicitly detailed in the Agreement, including any payments, benefits or rights to which other employees of the Employer are entitled to (if any) or any benefits the Employee received from any former employer, other than as mandated by applicable law.

(c)           Formal Notice to Employee.  The Agreement and its annexes and exhibits constitute notice to the Employee pursuant to the Notice to Employee (Employment Terms) Law – 2002.

*                      *                      *

IN WITNESS WHEREOF:

Microbot Medical Ltd. By: /s/ Harel Gadot Name: Harel Gadot Title: CEO & Chairman Dated: 12/5/16	Hezi Himelfarb /s/ Hezi Himelfarb Dated: 12/5/16

SCHEDULE A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

I acknowledge that as a result of my employment, I may develop, receive, or otherwise have access to confidential or proprietary information, which is of value to Microbot Medical Ltd. (together with any affiliate, parent company or subsidiary, the “Employer”). I therefore agree, as a condition of my employment, as follows:

1.	Nondisclosure.

1.1.              Recognition of Employer's Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Employer's Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with my work for the Employer. I will obtain the Employer's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Employer and/or incorporates any Employer's Proprietary Information.  I hereby irrevocably assign to the Employer, without any further royalty or payment, any rights I may have or may acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Employer and its assigns.

1.2.              Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Employer.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques including such developed by me during my employment or in the course of my engagement with the Employer (prior to the commencement of my employment) in the Employer’s field of business, research or development (excluding inventions not assignable under Section 2.4), (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Employer.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information that is generally known in the trade or industry, and that is not gained as result of a breach of the Agreement, to whatever extent and in whichever way I wish.

1.3.              Third Party Information.  I understand, in addition, that the Employer has received and in the future will receive from third parties confidential or proprietary information (the “Third Party Information”) subject to a duty on the Employer's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Employer personnel or representatives who need to know such information in connection with their work for the Employer) or use, except in connection with my work for the Employer, Third Party Information unless expressly authorized by an officer of the Employer in writing.

1.4.              No Improper Use of Information of Prior Employers and Others.  During my employment by the Employer, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Employer any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.           Acknowledgement of Ownership; Assignment of Inventions.

2.1.           Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work, design, and other intellectual property rights throughout the world.

2.2.           Disclosure of Inventions.  I will promptly disclose in writing to the Employer all Inventions, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the Employer all Inventions made, discovered, conceived, reduced to practice, or developed by me within three (3) months after the termination of my employment with the Employer which resulted, in whole or in part, from my prior employment by the Employer. Such disclosures shall be received by the Employer in confidence, to the extent such Inventions are not assigned to the Employer pursuant to the Agreement.

2.3.           Assignment of Inventions.  Subject to Sections 2.4,  I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Employer all my right, title and interest in and to any and all Inventions whether or not patentable or registrable under copyright or other statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Employer or otherwise relating to the business, products, services, or research and development of the Employer. Inventions assigned to the Employer, or to a third party as directed by the Employer pursuant to the Section 2, are hereinafter referred to as “Employer Inventions”.

2.4.           Non-assignable Inventions. Notwithstanding, the Agreement will not be deemed to require assignment of any invention that was developed entirely on my own time without using the Employer's equipment, supplies, facilities, or Proprietary Information and which is not related to the Employer's actual business, research or development. In addition, the Agreement will not apply with respect to inventions, if any, that were reduced to practice, made or conceived by the undersigned not in connection with the undersigned relationship with the Employer and have been fully disclosed to the Employer prior to my engagement with the Employer (“Excluded Inventions”).  All Excluded Inventions existing as of the date hereof are listed in Exhibit 1 hereto.

2.5.           Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Employer Invention to any third party, including without limitation government agency, as directed by the Employer.

2.6.           Works Made for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are the sole property of the Employer pursuant to applicable copyright law.

2.7.           Assignment or Waiver of Moral Rights.  Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Employer that would violate such Moral Rights in the absence of such consent.

2.8.           Enforcement of Proprietary Rights.  I will assist the Employer in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Employer Inventions in any and all countries.  To that end, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Employer may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Employer or its designee.  My obligation to assist the Employer with respect to Proprietary Rights relating to such Employer Inventions in any and all countries shall continue beyond the termination of my employment, but the Employer shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Employer's request on such assistance.

2.9.           Service Inventions.

(a)     For the removal of any doubt, Sections 2.2, 2.3 and 2.5 above will apply to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”), it being clarified that under no circumstances will I be deemed to have any proprietary right in any such Service Invention, notwithstanding the provision or non-provision of any notice of an invention and/or Employer response to any such notice, under Section 132(b) of the Patent Law.  The agreement is expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law.

(b)                I acknowledge and agree that I will not be entitled to additional royalties, consideration or other payments with regard to any Prior Inventions, Employer Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Prior Inventions, Employer Inventions, Service Inventions or other intellectual property rights, and do hereby explicitly, irrevocably and unconditionally waive the right to receive any such additional royalties, consideration or other payments.  I agree that my role with the Employer expressly entails and may in the future entail generation of “Service Inventions”. Without derogating from the aforesaid, it is hereby clarified that the level of my compensation and consideration has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payments, and that my compensation as an employee of the Employer includes full and final compensation and consideration to which I may be entitled under law with respect to any Prior Inventions, Employer Inventions, Service Inventions or any of the intellectual property rights set forth above.

2.10.           Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Employer) of all of the Employer's Proprietary Information developed by me and all of the Employer's Inventions made by me during the period of my employment at the Employer, which records shall be available to and remain the sole property of the Employer at all times.

3.	Non Solicitation, Non-Compete, Non-Conflict.

3.1.           Non-Solicitation.  During my employment with the Employer and for a period of twelve (12) months from the date of termination of my employment for any reason (or the date of any subsequent engagement other than in the capacity of an employee) (the "Termination Date”) I will not, directly or indirectly, contact or attempt to contact, or provide or attempt to provide any assistance to any other person or organization which seeks to contact, any of the Employer’s actual or prospective employees, consultants, service providers, customers, licensors, licensees, suppliers, distributors, agents, vendors, referral sources, or contractors of whatever nature for the purpose of soliciting, inducing or attempting to induce any of the aforesaid to terminate, restrict, limit or discontinue their relationship with the Employer.

3.2.           Non-Competition.  During the term of my employment and for a period of twelve (12) months from the Termination Date, I will not directly or indirectly, compete or attempt to compete with the Employer, including without limitation:

3.2.1.           carry on or hold an interest in any company, venture, entity or other business (other than an equity interest in a publicly traded company of less than 5%) which competes with the business, products or services of the Employer (or, if applicable its parent company, affiliate or any of its or the Employer’s subsidiaries), including those products or services contemplated in a plan adopted by the Board of Directors of the Employer (or, if applicable its parent company or any of its or the Employer’s subsidiaries) (a “Competing Business”) (including, without limitation, as a shareholder); or

3.2.2.                act as a consultant or employee or officer or in any managerial capacity in a Competing Business, or supply Restricted Services (as defined below) in competition with the Employer (or, if applicable its parent company or any of its or the Employer’s subsidiaries) to any person who, to his knowledge, was provided with services by the Employer (or, if applicable its parent company or any of its or the Employer’s subsidiaries) any time during the twelve (12) months immediately prior to the Termination Date; or

3.2.3.                solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to his knowledge, was provided with services by the Employer (or, if applicable its parent company or any of its or the Employer’s subsidiaries) at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering services or products which compete with the services or products supplied by the Employer (or, if applicable its parent company or any of its or the Employer’s subsidiaries) at the Termination Date (“Restricted Services”).

3.3.           No Conflicting Obligation.  I represent that my performance of all the terms of the Agreement and as an employee of the Employer does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Employer.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

4.	Return of Employer Documents.

When I leave the employ of the Employer, I will promptly deliver to the Employer any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Employer Inventions, Third Party Information or Proprietary Information of the Employer, whether in physical, electronic or other form.

5.	Notification of New Employer.

In the event that I leave the employ of the Employer, I hereby consent to the notification of my new employer of my confidentiality, non-compete and non-solicitation undertakings under the Agreement.

6.	General Provisions.
6.1.              Severability.  In case any one or more of the provisions contained in the Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of the Agreement, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in the Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

6.2.              Successors and Assigns.  The Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Employer, its successors, and its assigns.

6.3.              Survival.  The provisions of the Agreement shall survive the termination of my employment and the assignment of the Agreement by the Employer to any successor in interest or other assignee.

6.4.              Waiver.  No waiver by the Employer of any breach of the Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Employer of any right under the Agreement shall be construed as a waiver of any other right.  The Employer shall not be required to give notice to enforce strict adherence to all terms of the Agreement.

6.5.              Entire Agreement. The obligations pursuant to Sections 1 and 2 of the Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Employer as an employee or consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  The Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between us with respect to the subject matter hereof. No modification of or amendment to the Agreement, nor any waiver of any rights under the Agreement, will be effective unless in writing and signed by both parties hereto.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of the Agreement.

6.6.              Governing Law. The Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law.

6.7.              Interpretation.  The provisions herein shall be construed as intended to be supplementary or complementary to each other and not in way to meant to derogate from or limit one another.

I HAVE READ THER AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED TO BY:

/s/                              12/5/16
Hezi Himelfarb                                                Date

ACCEPTED AND AGREED:

/s/                                12/5/16
Microbot Medical Ltd.                                        Date

Name: Harel Gadot
Title: CEO & Chairman

Exhibit 1

LIST OF PRIOR INVENTIONS/
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 2.4

SCHEDULE B

General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

 (1)           Employer Payments –

(A)                      for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)           to the Insurance Fund are not less that one of the following:

(1)                13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)                11% of the Exempt Wages if the employer pays an additional Disability Payment and in the case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)           A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that includes –

(A)           the agreement of the employee to the arrangement pursuant to the confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; the agreement must include a copy of the confirmation;

(B)           an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Approved Event; for the matter, Approved Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)           the confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.

SCHEDULE C

Other Engagements

InSeal Medical (or EPacing Inc.)

Cardioart

BRH Medical

Lyra Medical

XACT Robotics